Exhibit 10.43

August 26, 2010

William J. Rieflin

Re:	XENOPORT Consulting Contract # 2917

Ladies and Gentlemen:

The purpose of this Letter Agreement (the “Agreement”) is to set forth the terms of the consultancy with XENOPORT, INC. (“XENOPORT”) by William J. Rieflin (“Consultant”), effective as of August 26, 2010 (the “Effective Date”), which are as follows:

1. Consultant shall act as a consultant to XENOPORT from time to time during the period from September 17, 2010 to the earlier to occur of: (i) December 31, 2010; (ii) the date Consultant is unable to provide the services stated herein or the provision of such services would create a conflict of interest for Consultant or XENOPORT; and (iii) the earlier termination of this Agreement in accordance with Section 16 of this Agreement.

2. Consultant shall consult in the field of general business and administrative matters, including advice for the following matters as such relate to activities of XENOPORT: (i) strategic planning; (ii) assisting XENOPORT in matters dealing with the U.S. Food and Drug Administration and comparable regulatory agencies; (iii) assisting XENOPORT in critical partner relationships; (iv) assisting XENOPORT with patent or other intellectual property matters; and (v) for such other consultation as may be agreed to by the parties from time to time, as such relates to professional services as needed by XENOPORT. The consultancy will be in the form of meetings, advice, data review, document drafting, editing and review and report preparation and the like, at facilities of XENOPORT or at other mutually convenient locations as shall be agreed to by the parties in advance.

3. In recognition of these services, XENOPORT agrees to pay Consultant at the rate of $300.00 (US) per full hour of consulting time (exclusive of travel time), prorated for partial hours, plus reasonable documented out-of-pocket expenses, including transportation and meal expenses pre-approved in writing by XENOPORT, incurred in connection with the consulting services provided and consistent with XENOPORT’s travel and reimbursement policies. XENOPORT has determined that this amount fairly represents the fair market value for the services to be performed based on the experience and expertise of Consultant. Consultant shall invoice XENOPORT not more frequently than monthly, referencing Contract # 2917, and such invoices shall be payable 30 days after receipt by XENOPORT. Invoices shall be addressed to XenoPort Accounts Payable or sent to Accounts.Payable@XenoPort.com. Payments by XENOPORT are subject to appropriate state tax withholding for services performed within the State of California by non-residents of the state. Payment for consulting services rendered hereunder shall be subject to the completion of such services to the reasonable satisfaction of XENOPORT.

William J. Rieflin

August 26, 2010

The parties agree that, notwithstanding that there will be no break in Consultant’s “Continuous Service” to XENOPORT as described below, effective as of the close of business on September 16, 2010, in connection with the termination of employment with XENOPORT, all vesting of stock options, restricted stock units (“RSUs”), performance stock units (“PSUs”) or other equity awards granted to Consultant pursuant to the terms and conditions of the XenoPort, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) outstanding on September 16, 2010, shall immediately cease.

The parties further agree that there is no break in Consultant’s continuous service to XENOPORT between Consultant’s employment with XENOPORT as an employee and then XENOPORT’s retention of (i) Consultant’s services to XENOPORT under this Agreement and (ii) Consultant’s services to XENOPORT as a member of the XENOPORT board of directors, both effective September 17, 2010. As such, until the period of time ending on the later of (i) the termination of this Agreement and (ii) the termination of Consultant’s services as a member of the XENOPORT board of directors (such period, the “Continued Period of Service”), Consultant shall be deemed to continue to provide “Continuous Service” to XENOPORT (as defined in the 2005 Plan) with respect to any such stock options granted to Consultant pursuant to the terms and conditions of the 2005 Plan that are vested and outstanding as of September 16, 2010, and such vested stock options shall remain exercisable during the Continued Period of Service (subject to the original stated expiration date under the terms of the respective stock option grant agreements).

For the purpose of clarity, the parties further agree that: (i) all outstanding unvested stock options, RSUs, PSUs or other equity awards held by Consultant as of his last day as an employee of XENOPORT (i.e., all unvested equity awards as of September 16, 2010) and listed on Exhibit A hereto shall immediately cease vesting as of September 16, 2010 (and, in the case of RSUs and PSUs, such unvested equity awards shall then immediately terminate); (ii) all outstanding vested stock options held by Consultant as of his last day as an employee of XENOPORT (i.e., all vested stock options as of September 16, 2010) and listed on Exhibit A hereto shall continue to be exercisable throughout the term of the Continued Period of Service (subject to the original stated expiration date under the terms of the respective stock option grant agreements); and (iii) all vested incentive stock options listed on Exhibit A shall automatically convert to nonstatutory stock options effective December 17, 2010 (if not exercised prior to such date). Upon the termination of the Continued Period of Service and the resulting interruption in Consultant’s Continuous Service to XENOPORT, all such vested stock options will terminate if not exercised within three (3) months following the termination of the Continued Period of Service and the resulting interruption in Consultant’s Continuous Service to XENOPORT in accordance with the terms and conditions of the 2005 Plan.

4. “Confidential Information” means all information, including, without limitation, data, trade secrets, know-how, technology, samples and specimens relating to XENOPORT and its products, product concepts, technologies, business, financial, marketing, clinical or regulatory affairs, manufacturing processes and procedures, clinical and research development programs, or those of any third party from whom XENOPORT receives information on a confidential basis, whether written, graphic or oral, furnished to Consultant by, or on behalf of, XENOPORT, either directly or indirectly, or obtained or observed by Consultant while providing services hereunder, and the services to be provided by Consultant hereunder, with the exception only of the following:

(a) information that is now in the public domain or subsequently enters the public domain without fault on the part of Consultant;

William J. Rieflin

August 26, 2010

(b) information that is presently known by Consultant from Consultant’s own sources as evidenced by Consultant’s prior written records; or

(c) information disclosed to Consultant by a third party legally and contractually entitled to make such disclosures.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because certain individual features are published or available to the general public or in the rightful possession of Consultant unless the combination as a whole falls within any of the above exceptions.

Except as required in Consultant’s duties to XENOPORT, Consultant shall not disclose or use at any time or for any purpose, either during or subsequent to the term of this Agreement, any Confidential Information, without the prior written consent of XENOPORT, to be given or withheld in XENOPORT’s absolute discretion. Consultant shall take all necessary and reasonable precautions to prevent the disclosure of Confidential Information to any unauthorized third parties. In this regard, Consultant shall disclose Confidential Information only to those of its employees, consultants or agents who are directly concerned with the use and evaluation of such information for the purposes specified in this Agreement and who are bound by obligations of confidentiality at least as stringent as those set forth herein. Upon disclosing Confidential Information to any such persons, Consultant will advise them of the confidential nature of the information and will instruct them to take all necessary and reasonable precautions to prevent the unauthorized disclosure thereof. In furtherance of and without in any way limiting the foregoing, Consultant agrees that no public disclosure of Confidential Information shall be made at research seminars, lectures or professional meetings, or in publications or papers submitted for publication without XENOPORT’s prior written consent, to be given or withheld in XENOPORT’s absolute direction. Consultant further agrees not to publicly disseminate Confidential Information over the Internet or any similar form of electronic communication without the prior written approval of XENOPORT, to be given or withheld in XENOPORT’s absolute discretion. Notwithstanding the foregoing, Confidential Information may be disclosed to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction provided that Consultant uses its best efforts to limit the disclosure and maintain confidentiality to the extent possible and provides reasonable prior written notice to XENOPORT.

Consultant acknowledges that the use or disclosure of Confidential Information without XENOPORT’s express written permission will cause XENOPORT irreparable harm and that any material breach or threatened material breach of this Agreement by Consultant will entitle XENOPORT to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

5. All inventions, ideas, improvements, discoveries, enhancements, modifications, know-how, data and information of every kind and description conceived, generated, made or reduced to practice, as the case may be, by Consultant, either alone or jointly with others, which

William J. Rieflin

August 26, 2010

arise out of, or relate to, this Agreement (the “Inventions”) shall be the sole and exclusive property of XENOPORT; provided, however, that “Inventions” shall not include “Consultant Property.” For the purposes of this Section 5, “Consultant Property” shall mean inventions, ideas, improvements, discoveries, enhancements, modifications, know-how, processes, technology and other intellectual properties that do not relate to the composition of matter, formulation or method of using, making or administering any of XENOPORT’s drugs or product candidates and have been independently conceived and/or developed by Consultant without the use of XenoPort property (other than XENOPORT library services, which the parties acknowledge Consultant may use) or without the benefit of, or access to, any XENOPORT Confidential Information. All Consultant Property is the sole and exclusive property of Consultant. Consultant shall disclose such Inventions promptly to XENOPORT, assign all of Consultant’s right, title and interest in and to any such Inventions promptly to XENOPORT without royalty or any other consideration and execute all applications, assignments or other instruments reasonably requested by XENOPORT, in order for XENOPORT to establish XENOPORT’s ownership of such Inventions and to obtain whatever protection for such Inventions, including patent and copyright rights in any and all countries on such Inventions as XENOPORT shall determine. Consultant further agrees to cooperate fully with XENOPORT in the process of securing and enforcing XENOPORT’s rights to such Inventions, and XENOPORT shall compensate Consultant for Consultant’s reasonable time devoted to such activities at XENOPORT’s request and reimburse Consultant for reasonable expenses incurred in connection therewith.

Consultant agrees that if XENOPORT is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for, or to pursue, any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions, then Consultant hereby irrevocably designates and appoints XENOPORT and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

All research, deliverables and reports produced by Consultant, either alone or jointly with others, arising from its performance of the services under this Agreement, or any improvements, modifications or derivative works thereof, whether produced by Consultant, Consultant’s employees or subcontractors or otherwise, and all proprietary rights thereto, shall belong to XENOPORT immediately upon invention, creation or development as a “work made for hire.”

6. All Confidential Information disclosed by, or on behalf of, XENOPORT to Consultant pursuant to this Agreement shall be and remain the property of XENOPORT, and all written Confidential Information and copies thereof, including all materials and other paper or electronic documents created or prepared that utilize, are based upon or are derivatives of Confidential Information, shall be promptly returned or lawfully destroyed upon XENOPORT’s request, provided that Consultant shall be entitled to retain one set of all such information for the sole purpose of monitoring Consultant’s obligations hereunder.

7. Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any.

William J. Rieflin

August 26, 2010

8. It is understood that Consultant shall be serving under this Agreement as an independent contractor and shall not be eligible to participate in any benefits extended by XENOPORT to its employees.

9. Consultant shall be responsible for obtaining its own benefits, including, but not limited to, worker’s compensation, medical and disability insurance as applicable, and, upon reasonable request, shall provide XENOPORT with certificates of insurance evidencing any applicable coverages.

10. Consultant may not subcontract all or any part of the services to be performed, nor may Consultant assign all or any part of this Agreement, without the prior written consent of XENOPORT, to be given or withheld in XENOPORT’s absolute discretion.

11. Consultant represents and warrants to XENOPORT that Consultant is legally able to enter into this consulting arrangement with XENOPORT and that this Agreement will not and does not conflict with any applicable ethics policy, agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound.

12. Consultant represents and warrants to XENOPORT that Consultant has not been debarred or disqualified by the United States Food and Drug Administration (the “FDA”), nor have debarment or disqualification proceedings against Consultant been commenced. Consultant will immediately notify XENOPORT if any such proceedings have commenced or if Consultant is debarred or disqualified by the FDA.

13. Consultant agrees to provide the services furnished under this Agreement with due care, in accordance with the standards and practices that are generally accepted in the industry and exercised by other persons engaged in performing similar services and in accordance with all applicable federal and state laws and regulations.

14. Consultant acknowledges that XENOPORT is a public company with securities listed on the Nasdaq Global Select Market. Consultant is aware of the restrictions imposed by the U.S. securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Consultant will advise its employees and agents who receive Confidential Information of such restrictions.

15. Consultant acknowledges and agrees that effective as of the close of business on September 16, 2010, his last day as an employee of XENOPORT, that certain Change of Control Agreement between the parties, dated November 7, 2007 (the “Change of Control Agreement”), shall automatically terminate, all obligations of the parties pursuant to the Change of Control Agreement shall be deemed to have been satisfied and extinguished and the Change of Control Agreement shall no longer be in effect.

William J. Rieflin

August 26, 2010

16. Either party may terminate this Agreement at any time upon 30 days’ written notice to the other party. Sections 3, 4, 5, 6, 12, 15, 16, 17 and 18 of this Agreement shall survive expiration or termination of this Agreement for any reason. In the event of termination of this Agreement, subject to Section 3, Consultant shall be entitled to compensation for services rendered and reimbursement for non-cancelable expenses incurred under this Agreement prior to the date of termination. For the purpose of clarity, Section 3 shall survive the termination of this Agreement and remain in effect until the expiration of the Continued Period of Service and the resulting interruption in Consultant’s Continuous Service to XENOPORT such that all vested stock options will terminate if not exercised within three (3) months following the termination of the Continued Period of Service in accordance with the terms and conditions of the 2005 Plan.

17. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which XENOPORT’s principal place of business is located for any lawsuit filed there arising from, or related to, this Agreement.

18. Miscellaneous:

(a) If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided the surviving agreement materially comports with the parties’ original intent. The parties shall make a good faith effort to replace any such provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

(b) Neither party’s failure to exercise, or delay in exercising, any privileges, powers, rights or remedies under this Agreement shall operate as a waiver or estoppel thereof, nor shall any single or partial exercise of any right or remedy under this Agreement preclude further exercise of any other right or remedy hereunder. The rights and remedies of the parties provided in this Agreement shall not be exclusive and are in addition to any other rights and remedies at law or in equity.

(c) No amendment, change or modification to this Agreement shall be effective unless in writing and executed by the parties hereto.

(d) This Agreement and any subsequent amendment(s), may be executed in counterparts, and the counterparts, together, shall constitute a single agreement. A facsimile transmission or scanned electronic copy (PDF file) of this signed Agreement bearing a signature on behalf of a party shall be legal and binding on such party.

(e) This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes, as of the Effective Date, all prior negotiations, representations or agreements, either written or oral, with respect to the subject matter hereof.

William J. Rieflin

August 26, 2010

If the foregoing is acceptable, please sign both copies of this Agreement and return one fully executed original to XENOPORT.

Very truly yours,

XENOPORT, INC.

/s/ Ronald W. Barrett
Ronald W. Barrett, PhD
Chief Executive Officer

AGREED TO AND ACCEPTED AS OF THE EFFECTIVE DATE.

CONSULTANT:

WILLIAM J. RIEFLIN

/s/ William J. Rieflin

Fed Tax ID or SS #:

IMPORTANT NOTICE: IF APPLICABLE TO YOU OR YOUR BUSINESS, XENOPORT MUST HAVE A COMPLETED W-9 FORM ON FILE IN ORDER TO PROCESS ANY INVOICE FOR PAYMENT. UNLESS YOU HAVE PREVIOUSLY PROVIDED A COMPLETED W-9 FORM, OR THE W-9 FORM IS NOT APPLICABLE TO YOUR BUSINESS, YOU MUST COMPLETE THE ATTACHED W-9 FORM AND RETURN IT TO XENOPORT ACCOUNTS PAYABLE ALONG WITH YOUR FIRST INVOICE. WHEN INVOICING, YOU MUST REFER TO CONTRACT # 2917. XENOPORT WILL NOT PROCESS INVOICES IF A REQUIRED W-9 HAS NOT BEEN PROVIDED, OR IF THEY DO NOT REFERENCE THIS CONTRACT NUMBER.

Exhibit A

Equity Awards as of September 16, 2010

Name	ID	Grant Number	Grant Date	Plan/Type	Shares	Price	Exercised/ Released	Vested	Unvested*	Outstanding/ Unreleased	Exercisable Releasable**
Rieflin, William J	100159	10002726	5/13/2010	2005/PSU	40,000	$0.0000	0	0	40,000	40,000	0
		10002613	3/12/2010	2005/RSU	40,000	$0.0000	0	0	40,000	40,000	0
		10002058	1/14/2009	2005/RSU	5,592	$0.0000	5,592	5,592	0	0	0
		10001777	1/30/2008	2005/RSU	5,000	$0.0000	2,500	2,500	2,500	2,500	0
		10001099	1/30/2007	2005/RSU	5,835	$0.0000	5,835	5,835	0	0	0
		10000842	9/20/2004	PRES/RSP	33,333	$0.0060	33,333	33,333	0	0	0
		10000843	9/20/2004	PRES/RSP	116,666	$0.0060	116,666	116,666	0	0	0
		10000577	9/20/2004	1999/NQ	66,666	$2.7000	66,666	66,666	0	0	0
		10000582	9/20/2004	1999/NQ	12,963	$2.7000	12,963	12,963	0	0	0
		10000576	9/20/2004	1999/ISO	37,036	$2.7000	37,036	37,036	0	0	0
		10000942	1/31/2006	2005/ISO	27,706	$15.0000	24,997	27,706	0	2,709	2,709	***
		10000943	1/31/2006	2005/NQ	22,294	$15.0000	0	22,294	0	22,294	22,294
		10002579	1/13/2010	2005/ISO	4,928	$20.0500	0	0	4,928	4,928	0	***
		10002580	1/13/2010	2005/NQ	95,072	$20.0500	0	16,666	78,406	95,072	16,666
		10001092	1/30/2007	2005/NQ	47,885	$23.9600	0	44,683	3,202	47,885	44,683
		10001091	1/30/2007	2005/ISO	4,615	$23.9600	0	2,347	2,268	4,615	2,347	***
		10002071	1/28/2009	2005/NQ	71 ,599	$25.8000	0	31,666	39,933	71,599	31,666
		10002070	1/28/2009	2005/ISO	8,401	$25.8000	0	0	8,401	8,401	0	***
		10001877	1/30/2008	2005/SSR	50,000	$59.1700	0	32,291	17,709	50,000	32,291

			TOTALS			695,591	305,588	458,244	237,347	390,003	152,656

*	Unvested shares will be cancelled on 9/16/10
**	Shares will be exercisable through continued service period and 90 days after continuous service ceases
***	Shares will be converted to NQs on December 17, 2010 if not exercised prior to this date